                          WAIVER OF FINANCIAL COVENANTS

         WAIVER dated as of January 27, 1999 (this "Waiver") among DECISIONONE CORPORATION (the "Borrower") and the financial institutions listed on the signature pages hereof (collectively, the "Lenders").

         WHEREAS, the Borrower, the Lenders, DLJ Capital Funding, Inc., as Syndication Agent, and BankBoston, N.A., as Administrative Agent and Documentation Agent, are parties to a Credit Agreement dated as of August 7, 1997 (as amended, amended and restated, substituted or modified, the "Credit Agreement");

         WHEREAS, the Borrower has requested that the Lenders waive certain financial covenants contained in the Credit Agreement; and

         WHEREAS, the Lenders have agreed, subject to the terms and conditions contained herein, to grant such waivers;

         NOW, THEREFORE, the parties hereto agree as follows:

         1. DEFINITIONS. Unless otherwise specifically defined herein, each term used herein which is defined in the Credit Agreement shall have the meaning assigned to such term in the Credit Agreement.

         2. WAIVERS. Subject always to compliance by the Borrower with Sections 3.1, 3.2, 5, 6 and 7 hereof, from and after the Effective Date (as defined in Section 10 hereof) the Lenders hereby waive compliance, as at December 31, 1998, March 31, 1999, and June 30, 1999, and for the applicable periods then ended, with each of the covenants contained in Section 7.2.4 of the Credit Agreement until the date (the "Waiver Termination Date") which is the earliest to occur of
(a) 9:00 a.m. (Boston time) on July 29, 1999 and (b) the Borrower's failure to comply with any of the terms and conditions of this Waiver, including, without limitation, any of the undertakings or requirements set forth in Sections 3.1, 3.2, 5, 6 and 7 hereof. On and after the Waiver Termination Date the Borrower shall be required to comply with each covenant contained in such Section 7.2.4 as of each of December 31, 1998, March 31, 1999 and June 30, 1999 and for the applicable periods then ended. In addition, the Lenders hereby agree that the guaranty by the Borrower's Subsidiaries of the Additional Indebtedness (as defined in Section 10 hereof), which guaranty shall be in form and substance satisfactory to the Administrative Agent, shall not constitute a violation of
Section 7.2.11 of the Credit Agreement

         3. NO SWING LINE LOANS; LIMITATIONS ON NEW REVOLVING LOANS AND LETTERS OF CREDIT; INTEREST RATES.

         3.1. LOANS. The Borrower hereby agrees that from the Effective Date through the Waiver Termination Date (hereinafter referred to as the "Waiver Period") it will not borrow any Revolving Loans or Swing Line Loans (with the Swing Line Commitment Amount being reduced to zero during the Waiver Period) or request the issuance of any Letters of Credit other than:

         (a) Revolving Loans and Letters of Credit outstanding on January 28, 1999;
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         (b) Letters of Credit issued to replace any such Letters of Credit that are expiring or which have expired after the Effective Date ("Replacement
Letters of Credit"), which are in Stated Amounts not exceeding the Stated
Amounts of the expiring or expired Letters of Credit and, if the Replacement Letter of Credit is a standby Letter of Credit, such Replacement Letter of Credit replaces a standby Letter of Credit and is being issued not later than thirty (30) days past the expiry of the standby Letter of Credit being replaced;

         (c) Letters of Credit to be issued in the ordinary course of the Borrower's business ("Incremental Letters of Credit"), which Incremental Letters of Credit are in Stated Amounts which either (i) do not in the aggregate exceed the aggregate amount of Revolving Loans repaid after January 29, 1999 or (ii) are cash collateralized with the Administrative Agent, pursuant to documents in form and substance satisfactory to the Administrative Agent, by the Borrower in an amount at least equal to 110% of the Stated Amounts of such Incremental Letters of Credit;

         (d) additional Revolving Loans in an aggregate amount not to exceed $10,000,000 on the terms and conditions set forth in Section 4 (the "Additional Credit").

Except as set forth in subsections (a)-(d) above, the Lenders, the Swing Line Lender and the Issuer shall have no obligation to make Revolving Loans or Swing Line Loans or issue Letters of Credit during the Waiver Period, and from and after the Waiver Termination Date the obligations of the Lenders, the Swing Line Lender and the Issuer to make Revolving Loans and Swing Line Loans and to issue Letters of Credit shall be subject to the terms and conditions set forth in the Credit Agreement. The parties hereto hereby acknowledge and agree that the Borrower shall be permitted to retain the option of having Reimbursement Obligations (other than those Reimbursement Obligations arising out of any Incremental Letter of Credit which has been cash collateralized pursuant to
Section 3(c) hereof) convert into Revolving Loans pursuant to Section 2.6.2 of the Credit Agreement and, so long as the aggregate outstanding Revolving Loans plus the Stated Amount of all issued and outstanding Letters of Credit (other than Incremental Letters of Credit which have been cash collateralized pursuant to Section 3(c) hereof) after giving effect to such conversion do not exceed the aggregate outstanding Revolving Loans and the Stated Amount of all issued and outstanding Letters of Credit on the Effective Date, such conversion into Revolving Loans shall not constitute the Additional Credit.

         3.2. INTEREST. The Borrower hereby agrees that, notwithstanding anything to the contrary contained in the Credit Agreement and regardless of the Borrower's Leverage Ratio, during the Waiver Period the Applicable Margin on Loans other than the Additional Credit and the Applicable Commitment Fee shall, in each case, be the highest applicable rate set forth in the definition of Applicable Margin or Applicable Commitment Fee, as the case may be, contained in the Credit Agreement. In addition, upon the occurrence and during the continuance of any Event of Default (other than from the operation of the financial covenants contained in Section 7.2.4 of the Credit Agreement during the term of the Waiver Period), the interest rate applicable to Loans shall be two percent (2%) per annum above the rate otherwise applicable thereto. During the Waiver Period (a) interest accrued on each Base Rate Loan shall be payable on the last day of each month, or, if any such day is not a Business Day, the next succeeding Business Day, commencing with February 28, 1999, and (b) no LIBO Rate Loan which is continued as such at the expiration of any Interest Period ending after January 19, 1999 may have an Interest Period exceeding one (1) month; provided, however, if any LIBO Rate Loan has an Interest Period expiring at any time during April, 1999, the Borrower shall, subject to the other applicable terms and conditions of the Credit Agreement, be permitted to continue such LIBO Rate Loan as such with an Interest Period of either one (1) month or two (2) months.
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         3.3 EFFECT OF TERMINATION OF WAIVER PERIOD. On and after the Waiver
Termination Date any obligations of the Lenders, the Swing Line Lender and the Issuer to make Revolving Loans and Swing Line Loans and to issue, extend or renew Letters of Credit shall be subject to the conditions set forth in the Credit Agreement, and the Lenders and the Agents shall have all the rights and remedies set forth in the Credit Agreement.

         4. ADDITIONAL CREDIT. The Borrower hereby agrees that any and all Revolving Loans made after the Effective Date and which constitute Additional Credit shall, in addition to the terms and conditions set forth in the Credit Agreement, be made on the following additional terms and conditions:

         (a) such Revolving Loans shall consist only of Base Rate Loans and shall not be permitted to be continued or converted into LIBO Rate Loans at any time;

         (b) notwithstanding the definition of "Applicable Margin" set forth in the Credit Agreement, such Revolving Loans shall bear interest at a per annum rate equal to the Base Rate plus four percent (4%), with interest on such Revolving Loans being paid monthly as set forth in Section 3.2(a) above;

         (c) the Borrower shall pay to the Administrative Agent for the ratable accounts of each of the Lenders with Revolving Credit Commitments a fee, in cash, of $250,000, which fee shall be due and payable in full (and which fee shall constitute an Obligation) on the first date on which the Borrower borrows any Revolving Loans under the Additional Credit; and

         (d) such Revolving Loans shall be repaid from the proceeds of Collateral (as defined in the Security Agreements and the Pledge Agreement) in the manner set forth in each of (i) the amendment to the Borrower Security Agreement and Holdings Guaranty and Pledge Agreement and (ii) the Subsidiary Security Agreement, all as more fully described in Section 10(d) and (e) hereof.

         5. FINANCIAL COVENANTS. The Borrower hereby agrees that for the fiscal quarter ending March 31, 1999, the Borrower shall not:

         (a) permit total revenue, as that amount would appear on the Borrower's consolidated statement of operations as the line item "Revenue", as determined for such period in accordance with GAAP and in accordance with the Borrower's past accounting practices, consistently applied, to be less than $160,000,000; or

         (b) permit (i) Adjusted EBITDA plus (ii) the amount deducted in determining Net Income representing amortization in respect of repairable parts which have been capitalized in accordance with GAAP plus (iii) the amount deducted in determining Net Income representing consultant fees paid to the professional consultant engaged by the Administrative Agent or its agents pursuant to Section 7(a) hereof plus (iii) the amount deducted in determining Net Income representing consultant fees paid to McKinsey & Co., to be less than $15,000,000.

         6. FINANCIAL REPORTING. The Borrower hereby agrees that during the Waiver Period the Borrower shall furnish to each Lender and each Agent the following:
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         (a) as soon as available and in any event not later than May 15, 1999, the financial information described in Section 7.1.1(a) of the Credit Agreement and the Compliance Certificate described in Section 7.1.1(c) of the Credit Agreement for the fiscal quarter ending March 31, 1999;

         (b) as soon as available and in any event within 30 days after the end of each fiscal month, a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal month, consolidated statements of operations and cash flows for such fiscal month, in each case prepared on a basis consistent with past practices, and a monthly statement setting forth, in form reasonably satisfactory to the Administrative Agent, the Borrower's aggregate new contract bookings and erosions, together with a description of any material changes to the contracts of the Borrower's top one hundred customers; and

         (c) simultaneously with delivery of the monthly information set forth in paragraph (b) above, details of any and all variances between the actual performance of the Borrower and its Subsidiaries depicted in any financial information delivered under this Section 6 and the projected performance of the Borrower and its Subsidiaries under the six-month plan presented to the Lenders at the lender meeting held on January 14, 1999 (the "Plan"), with such details to be set forth in a manner reasonably satisfactory in form and substance to the Required Lenders.

All financial information delivered by the Borrower to the Lenders and the Agents under this Section 6 shall be certified by the president, chief executive officer, treasurer or chief financial officer of the Borrower.

         7. COVENANTS. The Borrower hereby agrees that:

         (a) the Borrower shall permit the Administrative Agent or its agents to engage the services of a professional consultant to, among other things, visit the Borrower's corporate offices at such times and with such frequency as the consultant deems appropriate, discuss the Borrower's financial matters with its officers, examine any of the Borrower's books or other financial records and advise the Lenders as to the business, operations and financial condition of the Borrower and its Subsidiaries and the viability of the Plan. All reasonable fees and expenses of the consultant shall be borne by the Borrower and shall be included as an Obligation;

         (b) on or prior to June 15, 1999, the Borrower shall present to the Lenders and the Agents the Borrower's business plan to restructure the Borrower's business operations and capitalization for the period following the Waiver Period;

         (c) the Borrower will use its best efforts to cause, as promptly as is reasonably practicable following the Effective Date, (i) DecisionOne Corporation, a corporation incorporated under the laws of Ontario ("DecisionCanada"), to execute and deliver to The Bank of Nova Scotia all documents, agreements and instruments as are necessary to grant to The Bank of Nova Scotia a lien which is comparable under Canadian law to a perfected lien on substantially all of its assets (other than real property and motor vehicles), subject only to liens or other security interests expressly permitted by the Credit Agreement, to secure its obligations under a certain Revolving Term Credit Facility dated February 19, 1998 and (ii) the Letter of Credit issued in favor of The Bank of Nova Scotia to be amended in order to require The Bank of Nova Scotia to assign all Indebtedness under such Revolving Term Credit Facility and all collateral referred to in paragraph (i) hereof to the Administrative Agent as a condition to drawing such Letter of Credit, with such Indebtedness and collateral to secure the Obligations;
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         (d) the Borrower shall, and shall cause each of its Subsidiaries which have executed and delivered a Subsidiary Security Agreement, to deliver to the Administrative Agent, when and to the extent requested by the Administrative Agent, Mortgages in favor of the Administrative Agent with respect to the Borrower's or its Subsidiaries' fee interests in real property; and

         (e) on or prior to February 8, 1999, the Borrower shall deliver to the Administrative Agent a fully executed copy of the Tax-Sharing Agreement dated as of August 7, 1997, or a replacement thereof with an effective date as of August 7, 1997, which, in either case, shall be in form and substance reasonably satisfactory to the Administrative Agent.

         8. WAIVER FEE. The Borrower shall pay, for the pro-rata accounts of the Lenders, a fully earned waiver fee in the amount of $4,275,000 (the "Waiver Fee"), which Waiver Fee shall be due and payable on the earliest to occur of:

         (a) any date on which all of the Obligations are accelerated and all Commitments are terminated;

         (b) the date on which all of the Obligations are paid in full (or, in the case of Reimbursement Obligations, are fully cash collateralized) and the Commitments are reduced to zero and no longer in effect; and

         (c) the time of any payments being made on the Additional Indebtedness (as defined below).

The Borrower hereby agrees that the Waiver Fee shall be included as an Obligation.

         9. REPRESENTATIONS AND WARRANTIES. The Borrower hereby represents and warrants to the Administrative Agent as of the date hereof:

         (a) the Waiver and the Credit Agreement and other Loan Documents, as in effect on the date hereof, constitute legal, valid and binding obligations of the Borrower and Holdings (as applicable), and, upon the execution and delivery by any Subsidiary of any Loan Document, constitutes the legal, valid and binding obligations of such Subsidiary, enforceable in accordance with their respective terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting generally the enforcement of creditors' rights;

         (b) the security interests and other Liens granted by the Borrower in favor of the Lenders and the Agents, and, upon the grant of security interests and other Liens by any Subsidiary, such security interests and liens, constitute valid and perfected security interests of the Lenders and the Agents, subject only to liens or other security interests expressly permitted by the Credit Agreement, in substantially all of the collateral securing the Obligations; and

         (c) after giving effect to this Waiver, no Default or Event of Default exists and is continuing under the Credit Agreement.

         10. EFFECTIVENESS. This Waiver shall become effective (the "Effective Date") only upon the satisfaction of the following conditions on or prior to January 27, 1999:
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                                      -6-


         (a) this Waiver shall have been executed and delivered by the Borrower, Holdings and those Lenders which are required to consent to the Waiver pursuant to Section 10.1 of the Credit Agreement;

         (b) the Administrative Agent shall have received evidence satisfactory to the Administrative Agent that the Borrower has received, or been tendered to the satisfaction of the Administrative Agent, at least $7,300,000 in net cash proceeds from the issuance of unsecured senior indebtedness (the "Additional Indebtedness"), with the annual interest rate on the Additional Indebtedness not to exceed 14% per annum, no payments of principal, interest or other amounts shall be required to be paid (and the holder or holders thereof agreeing not to accept any prepayments) on the Additional Indebtedness prior to August 1, 1999 and the Additional Indebtedness having their terms and conditions substantially identical to those terms and conditions contained in the Borrower's Subordinated Notes (other than the subordination provisions);

         (c) the Lenders shall have received a written undertaking, in the form of Exhibit A attached hereto, from the Borrower not to make any prepayments of the Additional Indebtedness;

         (d) Section 6.1(b) of the Borrower Security Agreement, Section 6.4 of the Borrower Pledge Agreement and Section 7.4 of the Holdings Guaranty and Pledge Agreement shall have been amended, pursuant to an amendment in the form of Exhibit B hereto, to provide that all cash proceeds received by the Administrative Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral shall be applied, after payment of the Administrative Agent's expenses, to the outstandings on the Additional Credit before being applied to the other Obligations and the Holdings Guaranty and Pledge Agreement shall be further amended, pursuant to such amendment, to (i) restrict Holdings from making any distributions with the proceeds of any tax refunds which have not otherwise been refunded to the Borrower and (ii) require Holdings to file, as soon as practicable and in any event no later than the period required by law, for an applicable tentative carryback and refund under IRC sec. 6411 and, upon receipt of any such tax refund, promptly pay over to the Borrower the Borrower's allocable share thereof;

         (e) each domestic Subsidiary of the Borrower that has not previously done so shall have executed and delivered to the Administrative Agent a Subsidiary Guaranty, a Subsidiary Security Agreement, and, if applicable, a Subsidiary Pledge Agreement (regardless of whether such Subsidiary is a Material Subsidiary), with each such Subsidiary Guaranty, Subsidiary Security Agreement and Subsidiary Pledge Agreement to have the same provision dealing with the distribution of collateral proceeds as outlined in paragraph (d) above;

         (f) the Borrower and its Subsidiaries shall have taken such action as the Administrative Agent shall have reasonably requested on or prior to the Effective Date, including, without limitation, the execution and filing of Uniform Commercial Code financing statements, the naming of the Administrative Agent as assignee and loss payee on all insurances and such other actions to insure for the benefit of the Lenders and the Agents the validity, perfection and priority of all security interests and other Liens in all existing and after-acquired assets of the Borrower or any of its Subsidiaries as security for the Obligations, provided, however, the Administrative Agent shall have the right in its discretion to waive such condition for any item set forth in this paragraph (f), in which case the Borrower covenants to and shall cause its domestic Subsidiaries to, take such action contemplated by such condition on or prior to February 15, 1999.
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Any failure of the Borrower or any of its Subsidiaries to comply by such date shall constitute an Event of Default under the Credit Agreement; and

         (h) the Administrative Agent shall have received a favorable legal opinion, satisfactory in form and substance to, the Administrative Agent.

         11. INDEMNIFICATION. The Borrower hereby agrees to indemnify the Administrative Agent and its Affiliates and to hold the Administrative Agent and its Affiliates harmless from and against any loss, cost or expense incurred or sustained by the Administrative Agent or such Affiliate in providing payroll and other cash management services to the Borrower and its Subsidiaries. The parties hereto further hereby agree that such indemnification obligations shall be Obligations.

         12. COSTS AND EXPENSES. The Borrower hereby agrees that all reasonable out-of-pocket costs and expenses of the Administrative Agent and its business, consulting and legal advisors, commercial finance examiners and appraisers shall be for the account of the Borrower, and the Borrower's obligations to reimburse the Administrative Agent therefor shall be included as an Obligation.

         13. EFFECT OF WAIVER. Except as expressly set forth herein, this Waiver does not constitute an amendment or waiver of any term or condition of the Credit Agreement or any other Loan Document, and all such terms and conditions shall remain in full force and effect and are hereby ratified and confirmed in all respects. Nothing contained in this Waiver shall be construed to imply a willingness on the part of the Lenders to grant any similar or other future waivers of any of the terms and conditions of the Credit Agreement or the other Loan Documents. Nothing contained herein shall in any way prejudice, impair or effect any rights or remedies of the Agents and the Lenders under the Credit Agreement or any other Loan Document. This Waiver shall constitute a Loan Document.

         14. CONSENT BY HOLDINGS. By its signature below, Holdings hereby consents to this Waiver, and acknowledges that this Waiver shall not alter, release, discharge or otherwise affect any of its obligations under the Holdings Guaranty and Pledge Agreement, and hereby ratifies and confirms all of the Loan Documents to which it is a party.

         15. DESIGNATION OF ADMINISTRATIVE AGENT. The Borrower hereby appoints the Administrative Agent as a representative of the Borrower as contemplated by
Section 10.11 of the Indenture for the Subordinated Notes.

         16. GOVERNING LAW. This Waiver shall be governed by and construed in accordance with the laws of the State of New York.

         17. COUNTERPARTS. This Waiver may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
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                                      -8-


         IN WITNESS WHEREOF, each of the undersigned has duly executed this Amendment as of the date first set forth above.


                                        DECISIONONE CORPORATION



                                        By:______________________________
                                        Name:
                                        Title:



                                        DECISIONONE HOLDINGS CORP.



                                        By:______________________________
                                        Name:
                                        Title:



                                        BANKBOSTON, N.A.



                                        By:______________________________
                                        Name:
                                        Title: